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                                                                   EXHIBIT 23(C)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement of American General Corporation, American General Delaware, LLC and American General Capital, LLC on Form S-3 of our report, which includes an explanatory paragraph for certain changes in accounting principles, dated February 1, 1994, except for Note 13 as to which the date is January 30, 1995, on our audit of the consolidated financial statements of American Franklin Company and Subsidiaries as of December 31, 1993, and for the year then ended, which report is included in the Form 8-K of American General Corporation dated February 14, 1995. We also consent to the references to our Firm under the caption "Experts" in this registration statement.

                                          COOPERS & LYBRAND L.L.P.

Chicago, Illinois
March 29, 1995